Exhibit 99.1

       Australian Government Unlocks Potential for Reading International's
                                  Burwood Site

    LOS ANGELES, Calif., Dec. 16 /PRNewswire-FirstCall/ -- Reading International, Inc. (Amex: RDI.A, RDI.B) announced today that the Victorian State Government has formally recognized the Burwood Heights district of Melbourne as a "major activity center."

    Reading's 50-acre site is the only undeveloped property in the Burwood Heights "major activity center." The boundaries of the major activity center, while having been defined, may be subject to some minor adjustments as detailed planning of Burwood Heights proceeds during 2004. The total area of the major activity center as defined encompasses approximately 150 acres of suburban Melbourne and includes the entire Reading site. Reading's site is one of the largest unimproved development sites in suburban Melbourne currently in one ownership. Approximately 430,000 people live within 5 miles of Reading's site, and approximately 70,000 people per day pass by the site on either the Burwood Highway or Middleborough Road. The site is also located adjacent to the metropolitan light rail system that links to the Melbourne CBD.

    This action by the Victorian government opens the door to a much broader range of development activities than would otherwise have been available to Reading. These include, residential (including hotel usage), retail, entertainment, office, and other commercial uses. It is currently anticipated that the build-out of the Reading site will take a number of years, and will ultimately involve an investment in excess of AUS$650,000,000.

    About Reading International, Inc.

    Reading International is in the business of owning and operating cinemas and live theaters and developing, owning and operating real estate assets.
Our business consists primarily of (1) the development, ownership and operation of cinemas in the United States, Australia, New Zealand, and Puerto Rico; (2) the ownership and operation of "Off Broadway" style live theaters in Manhattan and Chicago; and (3) the development, ownership and operation of commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers ("ETRC") in Australia and New Zealand.

    Reading manages its worldwide cinema business under various different brands, in the United States, under the Reading, Angelika Film Center
( http://angelikafilmcenter.com/ ) and City Cinemas brands, in Australia, under the Reading brand ( http://www.readingcinemas.com.au/ ), in New Zealand, under the Reading ( http://www.courtenaycentral.co.nz/ ) and Berkeley Cinemas ( http://www.berkeleycinemas.co.nz/ ) brands, and in Puerto Rico, under the CineVista brand.

    On July 1, 2003 Reading International, Inc. joined the Russell 3000(R) Index. Annual reconstitution of the Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000(R). The largest 1,000 companies in the ranking comprise the Russell 1000(R) Index while the remaining 2,000 companies become the widely used Russell 2000(R) Index. Based on these criteria, Reading International now forms part of the Russell 2000(R) Index.

    Statements in this release about the Company's future financial performance, initiatives to develop new properties and the market potential for entertainment services are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could impact Reading International's future results include changes in demand and market growth rates, the availability of film and live theater product, the effect of competition, pricing pressures, exchange rate fluctuations and the viability and market acceptance of new developments. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. More information about Reading International's risks is available in the Company's annual report on Form 10-K and other filings made from time to time with the Securities and Exchange Commission.

    For further information, please contact: Andrzej Matyczynski, Chief Financial Officer of Reading International, Inc., +1-213-235-2240.

SOURCE  Reading International, Inc.
    -0-                             12/16/2003
    /CONTACT: Andrzej Matyczynski, Chief Financial Officer of Reading International, Inc., +1-213-235-2240/
    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20030403/LATH058LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.courtenaycentral.co.nz/
    /Web site:  http://www.readingcinemas.com.au /
    /Web site:  http://angelikafilmcenter.com /
    /Web site:  http://www.berkeleycinemas.co.nz /
    (RDIa RDIb)

CO:  Reading International, Inc.
ST:  California, Australia
IN:  ENT FIN RLT REA
SU: